Schedule A
(see Exhibit 4.02 Quarterly Report on Form 10-Q as filed on November 9, 2012)
Notes Issued by Registrant

Note Number	Date of Note	Amount	Conversion Price	Comments
R-1	July 30, 2012	$38,300,000	$7.0682
Note No. R-1 was cancelled pursuant to Securities Purchase Agreement dated December 24, 2012 (Exhibit 4.16 Annual Report on Form 10-K for fiscal 2012 as filed on March 2013). The new issued Note is No. R-3.

R-2	September 14, 2012	$15,000,000	$7.0682
R-3	December 24, 2012	$33,300,001.04	$7.0682